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                                   Exhibit 21
                                   ----------

                   Subsidiaries of Mahaska Investment Company

                                                                  State or Other
                                               Name Under         Jurisdiction
                                               Which Doing        in which
Subsidiary Name                                Business           Incorporated
---------------                                --------           ------------

Mahaska State Bank                             --                 Iowa

Central Valley Bank                            --                 United States

MIC Financial, Inc.                            --                 Iowa

Pella State Bank                               --                 Iowa

Midwest Federal Savings and Loan               --                 United States
Association of Eastern Iowa